Exhibit 99.1

News Release

	Contact:	Tim Paynter
703-280-2720 (office)
Tim.Paynter@ngc.com

Northrop Grumman Elects Tom Jones Corporate Vice President and President, Aeronautics Systems; Janis Pamiljans to Retire

FALLS CHURCH, Va. - Oct. 13, 2020 - Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Tom Jones corporate vice president and president, Aeronautics Systems, effective January 1, 2021. Jones will succeed Janis Pamiljans, who has announced his intent to retire on February 26, 2021.

“Tom has consistently demonstrated his ability to lead complex businesses in the aerospace and defense industry," said Kathy Warden, chairman, chief executive officer and president, Northrop Grumman. “He is a seasoned executive and I am excited about the vision he has for our Aeronautics business.”
“On behalf of the company and the board of directors, I want to sincerely thank Janis for his significant contributions over his 34-year career with Northrop Grumman,” said Warden. “His leadership, business and manufacturing prowess and unwavering commitment to our employees and customers is a hallmark of everything he does.”
Pamiljans will continue as corporate vice president, reporting to Warden to support this transition and other company initiatives until his retirement.
Jones is currently sector vice president and general manager of Northrop Grumman’s Airborne Sensors & Networks division in the Mission Systems sector. This business delivers large-scale, mission-critical C4ISR systems and complex hardware and software products for airborne platforms, including many from the Aeronautics Systems sector. Previously, he led advanced technology and undersea systems businesses.
Jones has 30 years of experience in the aerospace and defense industry. He joined Northrop Grumman in 2011 from The Boeing Company. He holds bachelor’s and master’s degrees in electrical engineering from Kansas State University.

Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com

Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 90,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com